SECURITIES AND EXCHANGE COMMISSION
                                             Washington, D.C.   20549

                                                     FORM N-8A

                                           NOTIFICATION OF REGISTRATION
                                       FILED PURSUANT TO SECTION 8(a) OF THE
                                          INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:           TANAKA Funds, Inc.

Address of Principal Business Office (No. & Street, City, State
Zip Code):

1500 Forest Avenue, Suite 223, Richmond, VA 23229

Telephone Number (including area code):  (804) 285-8211

Name and address of agent for service of process:
                  Graham Y. Tanaka, Chairman, TANAKA Funds, Inc.,
                       230 Park Avenue, New York, NY 10169

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]


                                                    SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, and State of New York on the _____ day of January, 1998.

                     Signature:        TANAKA Funds, Inc.
                                      (Name of Registrant)
(SEAL)

ATTEST:                                                  BY:

                 Carlos Gonzalez                             Graham Y. Tanaka
                 Secretary                                   President






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